EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Reaches Agreements to Settle Shareholder and Derivative Litigation

HOUSTON, TEXAS, August 2, 2006—El Paso Corporation (NYSE: EP) announced today that it has reached settlements of its shareholder class action and derivative lawsuits. El Paso is settling these cases as part of its ongoing efforts to resolve legacy litigation and focus on the company’s two core businesses, natural gas pipelines and exploration and production.

First, El Paso announced that it has reached agreement in principle to settle all shareholder class action litigation filed on behalf of purchasers of El Paso securities between February 22, 2000 and February 17, 2004. Under the terms of the agreement El Paso and its insurers will pay a total of $273 million to the plaintiffs. El Paso will contribute approximately $48 million and its insurers will contribute approximately $225 million. Since El Paso previously reserved a substantial portion of its contribution in prior periods, the settlement will have no material impact on its second quarter financial results. Within 45 days, the parties intend to submit a Stipulation of Settlement to the court seeking preliminary approval of this settlement.

Second, El Paso settled an associated derivative lawsuit that made similar claims to those in the class action litigation. The settlement involved the payment of approximately $17 million which was fully funded by El Paso’s insurers, of which approximately $12 million will be used to fund the settlement of the shareholder litigation. This settlement has been approved by the court.

“These settlements resolve the last major legacy issue for El Paso,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “We believe this is the right course of action for our stakeholders as we eliminate litigation uncertainty and allow investors to focus on the progress of our company.”

El Paso and its current and former directors and officers did not admit liability or fault for the matters alleged in the lawsuits.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to agree upon the terms of definitive agreements to document our agreement in principle to settle the shareholder class action lawsuit described above; the courts do not approve the shareholder class action lawsuit settlement as described above; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
(713) 420-5855

Richard Wheatley, Manager
(713) 420-6828